Exhibit 99.1

Clean Energy to Make More Carbon-Negative Fuel Available

For Transportation with bp

bp to Provide $50 million for Development and Construction of

Renewable Natural Gas Production Facilities

NEWPORT BEACH, Calif. – December 21, 2020 – Clean Energy Fuels Corp. (Nasdaq: CLNE) today announced plans that it will work with BP Products North America Inc, a subsidiary of BP p.l.c. (NYSE: BP) to develop, own and operate new renewable natural gas (RNG) facilities at dairies and other agriculture facilities that will produce some of the cleanest fuel in the world.

Carbon emissions captured from dairies and turned into a transportation fuel reduce the harmful effects on long-term climate change. As a result, the California Air Resources Board gives these carbon-negative RNG projects a CI Score (gCO2e/MJ) of -250 (or lower) compared to 97 for diesel and 46 for electric batteries. The demand for this carbon-negative fuel has significantly accelerated over the last few years. Some of the largest heavy-duty fleets in the world such as UPS, Republic Services, New York Metropolitan Transportation Authority and LA Metro, among others, are currently and successfully operating tens of thousands of vehicles on RNG.

Clean Energy is the largest provider of RNG as a transportation fuel in the United States and Canada, the largest RNG fuel provider under the California LCFS program and currently has a joint RNG marketing agreement with bp established in 2018. In addition to the carbon-negative fuel, Clean Energy will continue to source RNG from other providers to supply its network of 550 fueling stations in North America and maintain its leadership position in the California LCFS market. This also marks another strong step in Clean Energy’s ambition to meet the rapidly growing demand by customers for carbon-negative RNG and to deliver 100% Redeem™ branded RNG to its entire fueling infrastructure by 2025, which Clean Energy is well on its way to achieving.

“Carbon-negative RNG is being used today by thousands of vehicles with more and more fleets requesting it every week,” said Andrew J. Littlefair, CEO and president of Clean Energy. “Taking this next step allows us to expand the availability of the fuel while providing dairy owners with a way to make a significant impact on the environment and create an additional revenue stream.”

Clean Energy has made noteworthy commitments to transforming the way the transportation industry powers vehicles to have less of an impact on long-term climate change and believes the use of carbon-negative RNG is the most immediate, cost-effective and has the greatest effect of any alternative. Clean Energy has already identified potential RNG-producing projects and has plans to deploy funds for development and construction expenses in 2021.

For more information, refer to Clean Energy’s Form 8-K.

About Clean Energy

Clean Energy Fuels Corp. is the leading provider of the cleanest fuel for the transportation market in the United States and Canada. Through its sales of Redeem™ renewable natural gas (RNG), which is derived from capturing biogenic methane produced from decomposing organic waste, Clean Energy allows thousands of vehicle fleets, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas by at least 70% and even up to 300% depending on the source of the RNG. Clean Energy can deliver Redeem through compressed natural gas (CNG) and liquified natural gas (LNG) to its network of approximately 540 fueling stations across the U.S. and Canada. Clean Energy builds and operates CNG and LNG fueling stations for the transportation market, owns natural gas liquefication facilities in California and Texas, and transports bulk CNG and LNG to non-transportation customers around the U.S. For more information, visit www.CleanEnergyFuels.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding, among other things: the completion and timing of the JV; Clean Energy’s plans for its RNG business; increased market adoption of carbon-negative RNG as a vehicle fuel; growth in Clean Energy’s customer base for its Redeem™ RNG vehicle fuel; the strength of Clean Energy’s vehicle fueling infrastructure and its ability to leverage this infrastructure to increase sales of Redeem™ vehicle fuel and to deliver 100% Redeem™ branded RNG to its entire fueling infrastructure by 2025; the benefits of RNG as an alternative vehicle fuel, including economic and environmental benefits; and growth in and certainty of supply of RNG. Actual results and the timing of events could differ materially from those expressed in or implied by these forward-looking statements as a result of a variety of factors, including, among others: Clean Energy’s and BP’s ability to close the JV on the timeline anticipated or at all; supply, demand, use and prices of crude oil, gasoline, diesel, natural gas and alternative fuels, as well as heavy-duty trucks and other vehicles powered by these fuels; the willingness of fleets and other consumers to adopt RNG as a vehicle fuel; and general economic, political, regulatory, market and other conditions. The forward-looking statements made in this press release speak only as of the date of this press release and Clean Energy undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Additionally, the reports and other documents Clean Energy files with the SEC (available at www.sec.gov) contain additional information on these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release.